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                                                                   EXHIBIT 11.1

                     IPC HOLDINGS, LTD. AND SUBSIDIARIES
       RECONCILIATION OF BASIC AND DILUTED NET INCOME PER COMMON SHARE

 (Expressed in thousands of United States dollars, except for share amounts)

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A reconciliation of basic and diluted earnings per share ("EPS") is given in the following table:

                                                                     Amount per
                                                                     ----------
Three months ended March 31, 2001         Income        Shares         Share
---------------------------------         ------        ------         -----
Basic EPS                                 $ 23,905      25,060,623     $0.95
Effect of Dilutive Options                               1,209,066
Diluted EPS                               $ 23,905      26,269,689     $0.91

Three months ended March 31, 2000
---------------------------------
Basic EPS                                 $  9,811      25,033,932     $0.39
Effect of Dilutive Options                                  67,638
Diluted EPS                               $  9,811      25,101,570     $0.39

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